Exhibit 10.22


                    John G. Kinnard and Company, Incorporated
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into between George F. Stroebel (hereinafter "Employee") and John G. Kinnard and Company, Incorporated (hereinafter "Kinnard") at its principal place of business at Kinnard Financial Center, 920 Second Avenue South, Minneapolis, Minnesota 55402.

1. Duties. Kinnard agrees to employ Employee, and Employee agrees to perform the duties of a Senior Vice President , Director of Corporate Development for the benefit of Kinnard on a full time basis.

2. Compensation. For all services rendered during the term of employment, Kinnard shall compensate Employee in accordance with the schedule attached hereto as Exhibit A.

3. Benefits. Employee will receive the full range of standard benefits that accrue to Kinnard employees, including 401(k) plan, retirement plan, vacation, and medical plans, as Employee meets the eligibility criteria set forth in those benefit plans. Kinnard reserves the right to modify, change, or discontinue its benefit plans. In such event, Employee will be eligible for such benefits as are then afforded to other Kinnard employees in positions similar to that held by Employee.

4. Licensing. Kinnard agrees during the term of employment to train and educate Employee in certain securities laws of the United States, the rules of the National Association of Securities Dealers, Inc. ("NASD"), and the various stock exchanges of which Kinnard is a member, the operation and functions of the various securities markets, the execution of securities trading transactions, customer advising, sales techniques, and such other requirements as shall be necessary to qualify Employee as a licensed principal of Kinnard.

5. Compliance. Employee agrees to comply with and abide by all the rules and regulations of the securities industry as set forth in state and federal law, and in the rules and regulations of governmental agencies and self-regulatory bodies. Employee also agrees to comply with and abide by all internal rules and policies of Kinnard as may be established and amended from time to time.

6. Trade Secrets. Employee acknowledges and agrees that the identities of Kinnard's customers, and all memoranda, notes, records, statements, reports, and documents of every kind concerning customers or customer accounts, or concerning Kinnard's internal operations and procedures, regardless of whether such documents were created by Kinnard, Kinnard's clearing broker, an employee or affiliate of Kinnard, or by the Employee, and including all originals, copies, electronic and other data compilations (the "Records") are confidential business records and trade secrets of Kinnard, and are the sole property of Kinnard. Except as otherwise permitted by Kinnard, Employee agrees to maintain the Records in the strictest confidence, to not share any Records with any person outside of Kinnard, except as necessary in the interest of Kinnard. Upon Employee's termination, whether voluntary or involuntary, with or without cause, or whenever Kinnard may request, Employee shall immediately relinquish possession to Kinnard of all Records. Employee agrees that Employee will not at any time assert or claim an ownership or property interest in the Records nor use information from the Records in any manner that might adversely affect Kinnard's best interests.

7. Term of Employment. The Initial Term of Employment under the proposed contract shall commence on March 1, 1998 and shall continue through September 1, 1999. After the end of the Initial Term of Employment, any continuing employment relationship between Kinnard and Employee shall then be an "employment at will" relationship. That is, Kinnard could terminate Employee at any time for any reason, or for no reason at all, with or without notice. Likewise, Employee could terminate his employment with Kinnard at any time for any reason, or for no reason at all, with or without notice.

8. Arbitration. Kinnard and Employee agree that any dispute regarding or arising out of this Agreement, the Employee's employment at Kinnard, or any event occurring in connection with Employee's employment or termination of employment at Kinnard, including but not limited to claims of fraud in the inducement of this contract, defamation, discrimination, or harassment, shall be submitted to arbitration pursuant to the Federal Arbitration Act. If Employee asserts any claims against Kinnard for which he or she seeks recovery of attorney fees, and if Kinnard prevails in such arbitration or other legal proceeding, Employee agrees to pay Kinnard the reasonable costs and attorney fees that Kinnard incurs in defending against any claims brought against it. Such arbitration will be

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conducted before the National Association of Securities Dealers, Inc. ("NASD")
in accordance with the NASD Code of Arbitration Procedure, or if the NASD refuses to accept jurisdiction, before the American Arbitration Association ("AAA") under the AAA's applicable Arbitration Rules. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in force after the termination of employment.

9. Representations and Warranties. Employee hereby represents and warrants that he has read this entire Agreement, and has had an opportunity to ask Kinnard representatives questions about it. Employee further represents and warrants that he has had an opportunity to consult with an attorney (at Employee's expense) before signing this Agreement. Employee acknowledges that he was informed before accepting employment that signing this Employment Agreement is a condition of employment.

10. Miscellaneous. This Agreement contains the entire agreement of the parties and replaces all prior oral and/or written agreements between the parties. Any amendments or modifications to this Agreement are void unless in writing and signed by the party against whom enforcement is sought. If any provision of this Agreement shall be held to be invalid or unenforceable by any court, arbitration panel, regulatory agency, or self-regulatory body, the remaining provisions shall remain valid and enforceable. Any delay or failure to enforce any provision of this agreement with respect to a particular event or time shall not constitute a waiver of the right to enforce that or any other provision of this Agreement.

11. Governing Law & Venue. This Agreement, and indeed the entire relationship between Employee and Kinnard, shall be construed, interpreted, and enforced in accordance with the laws of the State of Minnesota. Any arbitration or other legal proceeding that may be brought by either party against the other shall be venued in Minneapolis, Minnesota.


         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates indicated below:

                        JOHN G. KINNARD AND COMPANY, INC.


Dated:      February 23, 1998           By:    /s/    William F. Farley
                                        William F. Farley
                                        CEO


Dated:      February 23, 1998           By:     /s/   George F. Stroebel
                                        George F. Stroebel


EXHIBIT A for George Stroebel

This exhibit sets forth the Director of Corporate Development compensation for Employee, commencing on or about March 1, 1998 and continuing as long as Employee remains employed during the Initial Term of Employment described in Paragraph 7 of the Employment Agreement, "Term of Employment".

A. Salary. A salary at a rate of one hundred eighty thousand dollars ($180,000) per year, to be paid every other week.

B. Incentive Compensation. An annual discretionary bonus which is targeted at seventy thousand dollars ($70,000) and is funded out of the KII profit pool shall be paid at the end of the calendar year, to Employee.

C. Stock Options. Kinnard shall grant to Employee, as of the beginning date of employment and the execution of the employment agreement, an option to purchase twenty five thousand (25,000) shares of Kinnard Investments, Inc. ("KII") common stock. This option grant is subject to approval by the KII Board of Directors. The exercise price shall be equal to the closing price on the date the option is granted, or if no sale of such stock shall have occurred on that date, on the next preceding day on which there was a sale of stock. One-fifth of this 25,000-share option shall vest (that is, become exercisable) on the first anniversary of the employment date and an additional 1/5 each on the second through fifth anniversaries provided that Employee remains employed on such anniversary date. All exercisable options shall expire at the close of business on the sixth anniversary of the employment date.


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         Vesting Date                          Percentage/Number of Shares
         ------------                          ---------------------------
         February 15, 1999                     5,000 shares
         February 15, 2000                     5,000 shares
         February 15, 2001                     5,000 shares
         February 15, 2002                     5,000 shares
         February 15, 2003                     5,000 shares

D. Loan of Purchase Price for Stock. At the start of employment and the execution of the employment agreement with Kinnard, Employee shall be granted the right to borrow money from Kinnard to purchase twenty five thousand (25,000) shares of Kinnard Investments, Inc. ("KII") common stock at the market price, with interest on the loan to be charged at the cost of funds (broker call rate). Employee shall sign a promissory note and a confession of judgment to secure this loan. Interest will accrue and interest and principal will be due and payable on the 5th anniversary of issuance, or when Employee is determined to have violated the securities laws or Kinnard's internal rules, is the subject of a bankruptcy petition, or if Employee's employment relationship with Kinnard is terminated, whether voluntarily, or involuntarily, with or without cause. If, for the reasons described in this paragraph, the balance on this loan were to become due and payable, Employee authorizes Kinnard to withhold such amounts from any compensation that might be due to the Employee. If Employee were to die or become permanently disabled (as determined under Kinnard's policies) during the term of the loan, the balance owed by Employee under the loan would be forgiven.

E. Participation in Deferred Compensation Plan. Kinnard is currently reviewing the addition of a deferred compensation plan (which would be created as a long term investment program offered to "key" employees of Kinnard). If this program is approved, the Employee shall be considered a participant in its first year of implementation.

F. Vacation Employee shall be entitled to a total of 20 vacation days per calendar year, with partial years prorated. Unused vacation time shall not be carried forward from year to year.